IN-SITU URANIUM MINING LEASE

STATE OF TEXAS	§
COUNTY OF DUVAL	§

                   THIS LEASE AND AGREEMENT, dated as of the “Effective Date” as defined below, is made by and between LA PALANGANA RANCH MANAGEMENT, L.L.C., a Texas limited liability company acting by and through its duly appointed Co-Manager designated below (hereinafter referred to as “Lessor”) and EVEREST RESOURCE COMPANY, a
_____Texas___ corporation, and KDH OPERATIONS LTD. a ____Texas___limited partnership (hereinafter referred to collectively as “Lessee”).

WITNESSETH

                   DEFINITIONS: The parties hereto agree that for purposes of this Lease the following definitions shall apply:

                   a.    Production in “paying” or “commercial” quantities shall have the same meaning for purposes of this Lease, namely production in quantities sufficient to yield a return to the owners of the leasehold estate excluding applicable production taxes, in excess of operating expenses and costs (including all costs recognized by court precedent in Texas which are included in determining whether minerals are being produced in paying quantities) when measured over a reasonable period of time.

                   b.    “Operations for drilling”, “operations for solution mining”, “drilling operations”, “mining operations”, “commencement of drilling operations”, “commencement of mining operations”, “actual drilling operations” and “actual mining operations” and all logical derivations thereof shall have the same meaning, being: (i) the actual entry of the drill bit of a drilling rig, capable of achieving the total depth permitted and approved by applicable government authority into the soil of the Leased Land and the timely prosecution of such actual operations with reasonable diligence to the completion of same as a dry hole or commercial well.

                   GRANTING CLAUSE: That in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by Lessee, the receipt and sufficiency of which is hereby acknowledged by Lessor, and in future consideration of the Royalties herein provided and the agreements of the Lessee herein contained, Lessor hereby grants, leases and lets unto Lessee, to the extent Lessor has said rights now or in the future, the land covered hereby (hereinafter referred to as “Leased Land”) with the right of ingress and egress for the purposes hereinafter specified, the following described land in Duval County, Texas, containing 3,100.64 acres, more or less, TO-WIT:

                   3100.64 acres, more or less, LIMITED TO THOSE DEPTHS LYING FROM THE SURFACE OF THE EARTH DOWN TO AND INCLUDING 1,500’ SUBSURFACE, situated in Duval County, Texas, being out of the following surveys, to wit:

Sur.	Cert.	Original	Patentee	Pat. No.	Vol.	Abstract
		Grantee				No.
255	1/42	S.M. &S.	J. J. Dix	454	22	590
247	342	S.K. & K.	J. J. Dix	430	22	548
245	341	S.K. & K.	J. J. Dix	429	33	549
81	31/184	H. & H.R.R.	J. J. Dix	64	25	249
239	1/309	J. Poitevent	J. J. Dix	296	22	399
3	3	J. Pettigrew	Mrs. J. Pettigrew	589	37	374
241	339	S.K. & K.	J. J. Dix	428	33	551
1	5/202	H.T. & B.R.R.	John A. Dix	119	19	328

Said 3100.64 acres is Share No. 3, Parcel F-2, allotted to Robert Schallert in the decree of partition rendered by the District Court of Nueces County, Texas, on August 8, 1908, in Cause No. 4271, styled Robert Schallert, et al. vs. Chas. Hoffman, et al., which Decree is incorporated herein by reference and made a part hereof for an accurate metes and bounds description of said Share and Parcel and for all other pertinent purposes.

                   1. Uses, Exceptions and Reservations.

                     A. The Leased Land shall be used by Lessee for the exclusive purposes of investigating, exploring, prospecting, drilling, solution mining, producing, extracting, milling, treating, processing, upgrading, removing, transporting, stockpiling and storing uranium, thorium and other fissionable or spatially associated substances similar to and produced in conjunction with those mentioned above (hereinafter referred to individually or collectively as “Leased Substances”) by commercially acceptable methods which are permitted to be used under applicable law.

                     B. There is EXCEPTED from this Lease and Lessor RESERVES unto itself, its successors and assigns the following estates, properties and substances within the Leased Land: all oil, gas and all other liquid, solid and gaseous hydrocarbons and sulphur that is necessarily produced with such oil or gas, caliche, sand, gravel, water (except for the use of water which is expressly authorized herein) and all minerals located in, on or under the Leased Land except for the Leased Substances.

                     C. Lessor further EXCEPTS from this Lease and Lessor RESERVES unto itself, its successors and assigns equal and concurrent rights of occupancy, use and possession of the surface estate of the Leased Land by Lessor or Lessor’s other mineral, commercial, surface, grazing and recreational lessees or assignees, together with the equal and concurrent right of ingress to and egress from and over the Leased Land for, unless otherwise prohibited herein, the purpose of exploring, developing and operating the Leased Land for oil, gas and other minerals of whatever nature which are excluded from this Lease or which may hereafter be released from this Lease, and equal and concurrent rights to complete water source wells and water injection wells on the Leased Land, in any reservoir for the purpose of obtaining water for the exploration, development and operation of Lessor’s reserved rights and for the purpose of disposing of salt water from the Leased Land only; provided, however, Lessor agrees not to use the surface of the Leased Land in any manner that will interfere unduly with any of Lessee’s rights in exploring, developing, producing, treating, processing, transporting, marketing and caring for Leased Substances produced from the Leased Land. Further, Lessor reserves surface use for grazing, hunting, farming and recreational lessees which surface use rights shall be concurrent with the surface rights herein granted to Lessee. This Lease is made subject to all matters which appear of record in Duval County, Texas which concern the Leased Land.

                     D. Lessor further grants, leases and lets unto Lessee the Leased Land for the purposes of injecting gas, water or other fluids commonly associated with solution mining practices, air and any other substance into the subsurface strata, conducting all types of solution mining recovery operations for the Leased Substances for the purpose of establishing and/or maintaining production of Leased Substances.

                     E. Except as may be expressly authorized herein, Lessee shall NOT be permitted to establish or use the Leased Land for the purposes of disposing of solution, tailings and other waste materials produced in the extraction of the Leased Substances, laying pipeline, building roads, bridges, tanks, power and telephone lines, electric and distribution lines and other utilities, mills or processing structures or facilities without the prior express written consent of Lessor.

                     F. Except as may be expressly authorized herein, Lessee shall NOT be permitted to use the Leased Land or any improvements thereon for processing, storage, transportation, treatment, stockpiling or any other use of any substances which are not produced from the Leased Land without the prior express written consent of Lessor.

                   2. Lease Term. Subject to the provisions herein contained, this Lease shall remain in force for a term of five (5) years from the “Effective Date” as defined on the signature pages hereof (hereinafter referred to as the “Primary Term”) and so long thereafter as uranium or any of the other Leased Substances are produced in commercial or paying quantities from the Leased Land, and/or as long thereafter as this Lease may be maintained in force and effect under any of the other provisions herein contained.

                   3. Royalties: Lessee agrees to pay Lessor royalty on Leased Substances produced from the Leased Land as follows:

a.

If Leased Substances mined and produced from the Leased Land by Lessee are sold by Lessee on the basis of a price per pound, Lessee shall pay to Lessor a production royalty on such Leased Substances equal to the percentage determined in the manner set forth below of the amount paid to and received by Lessee upon the sale of such Leased Substances through an arms-length transaction. An “arms-length transaction” as used in this Paragraph 3, shall be deemed to be a bona fide transaction with a third party purchaser not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial interest by stock ownership or otherwise. If such Leased Substances are used by Lessee off the Leased Land, or sold other than through an arms-length transaction, then the appropriate royalty percentage shall be applied to the fair market value of such Leased Substances after the same has been processed and assayed. The royalty percentages to be paid to Lessor on production of Leased Substances shall be determined as follows:

Royalty
Price per Pound for which	Percentage Rate
Leased Substances are Sold

$25.00 or less	7%
$25.01 or more but less than $30.01	8%
$30.01 or more but less than $40.01	9%
$40.01 or more	10%

b.

All royalties which are due and payable under the terms of this Lease shall be paid within sixty (60) days after the end of the calendar month within which Lessee receives the proceeds from the sale of the Leased Substances, which payment shall be subject to adjustment, by addition to or deduction from royalty due, as a result of actual sale assay. Lessee’s failure to pay or tender or timely pay or tender any sum as royalty shall render Lessee liable for the amount due plus simple interest of Twelve Percent (12%), but shall not operate as a forfeiture or to terminate this Lease.

c.

Lessor shall have the right, upon 90 days notice to Lessee, to receive Lessor’s royalty in kind, provided that any such election by Lessee must be for a minimum term of at least one (1) year, and in such instance Lessee shall make available at no cost to Lessor all necessary facilities to enable Lessor to deliver Lessor’s royalty share of Leased Substances.

d.

Notwithstanding the use of the term Leased Substances in this Paragraph 3, if any other valuable metals, minerals and ores, whether similar or dissimilar to uranium, thorium, vanadium, molybdenum, and all other fissionable materials, compounds, solutions, mixtures and source materials, or any one of them and which are necessarily produced in association therewith are produced and marketed from the Leased Land, Lessor shall be paid a production royalty of 10% of the gross sales price of such valuable metals, minerals and ores.

The above listed Royalty percentages will be paid based on the actual gross sales proceeds received by Lessee for yellowcake, or slurry, sold and delivered through an arms-length transaction. An arms-length transaction shall be deemed to be a bona fide transaction with a third party purchaser, not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial interest.

Lessor shall be entitled to ten percent (10.00%) of the value of any benefits obtained by or granted to Lessee which arise out of any claims or disputes relating to take or pay contracts or any other values relative to the production of Leased Substances hereunder.

                   4. Lessee shall market the Leased Substances produced under this Lease as a reasonable and prudent uranium mining operator, having due regard for the interests of both Lessor and Lessee, and consistent with industry customs and practices.

                   5. If Lessee, through the drilling of a well or wells has discovered uranium or other Leased Substances on the Leased Land which, in Lessees’ opinion, is capable of being produced in commercial quantities but is not being produced and this Lease is not being maintained otherwise as provided herein; or if Lessee after commencement of production, periodically suspends production or sales and stockpiles uranium or other Leased Substances for lack of a market reasonably satisfactory to Lessee, as determined by Lessee in its sole discretion, then this Lease shall not terminate whether it be during the Primary or Renewal Term (unless released by Lessee), and it shall nevertheless be considered that uranium or other Leased Substance is being produced in paying or commercial quantities from said Leased Land provided a Shut-in Royalty is paid. When the Lease is continued in force in this manner, Lessee shall pay or tender as a Shut-in Royalty to the parties who at the time of such payment would be entitled to receive Royalty hereunder if production were then occurring, a sum of ten dollars ($10.00) per acre on the number of acres subject to this Lease at the time such payment is made for each Lease year, or portion thereof, that this Lease is not otherwise maintained. When the above Shut-in payment is made, it shall serve to extend the term of said Lease for one (1) year from the date said payment is made, whether in the Primary or Renewal Term. The first payment of such sum shall be made on or before the first day of the calendar month after ninety (90) days from the date the Lease is not otherwise maintained and thereafter annually on or before each succeeding anniversary date of such payment. Notwithstanding anything to the contrary as set forth above, Lessee shall not be permitted to perpetuate this Lease by the payment of Shut-in Royalty as set forth above for a period in excess of two (2) years in the aggregate.

                   6. If mining operations are not commenced on the Leased Land on or before one (1) year from the date first above stated, this Lease shall terminate unless on or before such date Lessee shall pay or tender, or make a bona fide attempt to pay or tender to Lessor, the sum of Ten Dollars ($10.00) per acre multiplied by the number of acres retained under this Lease (hereinafter referred to as “Rental”), which shall cover the privilege of deferring commencement of mining operations for a period of twelve (12) months. In like manner and upon like payment or tender annually, the commencement of mining operations may be further deferred for successive period of twelve (12) months each during the Primary and Renewal Terms. The payment or tender of Rental under this paragraph or of any other payment coming due under the terms of this Lease may be made by cash, cashier’s check, or business check of Lessee mailed to the parties entitled thereto on or before the due date of such payment.

                   7. If at any time Lessee is in default in the performance of the terms and conditions of this Lease to be performed by it, and if, within forty-five (45) days after written notice of the default is given by Lessor to Lessee, Lessee has not commenced activities which will cure the default if pursued diligently, then Lessor may terminate this Lease by written notice to Lessee. If the default is due to failure to timely pay, ineffective or erroneous payment or deposit as described herein, this Lease shall not terminate, but shall be maintained in the same manner as if such failure to timely pay, ineffective or erroneous payment or deposit had been properly made, provided that such payment is corrected within forty-five (45) days after the receipt by Lessee of written notice by such party or parties of such error, accompanied by such instruments as are necessary to enable Lessee to make proper payment.

                   8. If at the expiration of the Primary or Renewal Term uranium or other Leased Substances is not being produced from said Leased Land, but Lessee is engaged in operations directed toward the establishment or re-establishment of production therefrom, this Lease shall remain in force so long as such operations are prosecuted with no cessation of more than ninety (90) consecutive days; and if the operations result in production, so long thereafter as Leased Substances are produced from the Leased Land. If production of Leased Substances from the Leased Land has been obtained, and such production shall cease for any cause, whether on one or more occasion, this Lease shall not terminate if Lessee commences or resumes operations directed towards the re-establishment of production from the Leased Land within ninety (90) days after cessation of production and such operations continue with no cessation of more than ninety (90) days until production is re-established, or if it be within the Primary or Renewal Term, commences or resumes the payment or tender of Rentals or commences operations directed towards the re-establishment of production on or before the Rental payment date next ensuing. The operations to be conducted under this Lease by Lessee are a right and privilege that Lessee shall exercise with the good faith intent of obtaining production in paying and commercial quantities. All operational and exploration activities shall be undertaken by Lessee with equipment capable of exploring for and producing Leased Substances from the Leased Land, and shall be conducted with reasonable diligence and in a good and workmanlike manner.

                    9. If, upon the expiration of the Primary Term, no mining operations are being conducted, and regardless of whether the Primary Term of this Lease is extended by some other provision herein, then Lessee shall have the right to extend this Lease for a secondary term by the payment to Lessor of an extension bonus in the amount of sixty dollars ($60.00) per acre multiplied by the number of acres then covered by this Lease, and upon. payment or tender, this Lease shall automatically and without further action on the part of Lessor or Lessee and without execution of any additional instrument, be renewed for a term of five (5) years from and after the Primary Term hereof (hereinafter referred to as the “Renewal Term”) and so long thereafter as Leased Substances are being produced in paying quantities from the Leased Land or this Lease is being otherwise maintained in accordance with the provisions herein. On or before each anniversary date thereafter, Lessee shall pay to Lessor a delay rental in the amount of ten dollars ($10.00) per acre multiplied by the number of acres retained under this Lease which delay rentals shall not be recoupable against any royalty becoming due at any time to Lessor.

                   This Lease is also granted for a continuing term as long after the Primary or Renewal Term as any mining operations are being conducted hereunder on a continuous basis. Such operations shall be deemed conducted on a continuous basis unless and until, after the end of the Primary or Renewal Term, a period of ninety (90) consecutive days elapses in which no such operations are conducted, excluding, however, periods of force majeure as provided herein.

                   10. {INTENTIONALLY LEFT BLANK}

                   11. Lessee shall have the right from time to time and at any time to mix or commingle uranium or other Leased Substances from the Leased Land with like substances produced from other land for transporting, treating, processing and storing prior to or for the purpose of sale. Prior to such mixing or commingling the uranium content or other Leased Substances content where such are being processed for sale, of the raw ore or the amount thereof in solution (as the case may be), shall be assayed or otherwise determined by periodic sampling, using sound engineering principles and the volume of all solutions produced shall be determined by adequate metering devises. For Royalty purposes, the Leased Substances attributable to the Leased Land where such mixing or commingling has occurred shall be a percentage of the total Leased Substances sold by Lessee which percentage shall be determined by the relationship of Leased Substances’ content in the production from the Leased Land, multiplied by the volume thereof bears to the total Leased Substances’ content, multiplied by the total volume of the mixed or commingled production from all land for the applicable production period.

                   12. At the end of the Primary or Renewal Term, as applicable, or upon cessation of continuous operations as authorized herein if same are conducted beyond the Primary or Renewal Term, this Lease shall terminate and all Leased Substances shall revert to Lessor with respect to all Leased Land which is not at that time under continuous, commercial production of Leased Substances or for which operations are occurring. For the purposes of such termination, the Leased Land shall include not only the surface acreage which is not then subject to continuous commercial production by Lessee, but also shall include all depths within the Leased Land which is measured as those horizontal depths which are 500’ below and greater than the greatest depth penetrated by Lessee in its commercial operations thereon. In the event of such termination, Lessee, its successors and assigns, shall execute and deliver to Lessor and file for record a release or releases of this Lease within ninety (90) days of the date of termination of that portion or interval affected, in whole or in part of the Leased Land, Leased Substances, subsurface interval or any depth thereunder, and Lessee shall thereby be released from all obligations as to the released land, substances, horizon, zone or formation as of the date of release SAVE AND EXCEPT for any liabilities which theretofore accrued. If this Lease is released as to a portion of the Leased Land, the Rental and Shut-in Royalty payments shall thereupon be reduced in proportion to the percentage amount of surface acreage released bears to the acreage which was covered by this Lease immediately prior to such release. At such time as a partial termination of this Lease occurs under this provision, and except as otherwise set forth herein, each such tract as to which this Lease has not terminated shall be considered to be a “separately leased tract,” in the same manner as if Lessor had executed separate and distinct leases covering each such retained tract, and the continuation of this Lease as to each such separately leased tract shall be determined by the provisions of this Lease applied to each tract as if the same were separately leased under the provisions hereof. Notwithstanding a partial termination of this Lease under the above provisions, it is agreed that Lessee shall have and retain such easements of ingress and egress over those lands originally covered hereby as shall be necessary to enable Lessee to develop and operate the portion or portions of the Leased Land as to which this Lease is then in effect for the production of Leased Substances therefrom.

                   13. The rights and estate of any party hereto may be assigned from time to time in whole or in part and as to any mineral or horizon, provided, however, that, due to the special relationship of trust and confidence between Lessor and Lessee, any assignment, mortgage or other transfer of all or any interest in this Lease by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld, shall be void. As an express condition to such approval as may be granted by Lessor, Lessee shall furnish to Lessor a true or certified copy of all such assignments and fully inform Lessor of the identity and address of any such assignee. In the event Lessor fails to respond in writing to a request for consent to assignment tendered by Lessee in compliance with the provisions of this paragraph 13 within thirty (30) days of Lessor’s receipt of such request, Lessor’s consent to the requested assignment shall be conclusively deemed to have occurred. These provisions shall apply to any type of assignment, sublease, conveyance or transfer of all or a portion of this Lease or rights or interest thereunder. The provisions hereof shall extend to the heirs, executors, administrators, successors and assigns, but no change or division in ownership of the Leased Land, Rental, Shut-in Royalty or Royalty, however accomplished shall operate to enlarge the obligation or diminish the rights of the Lessee or be binding upon Lessee for any purpose until thirty (30) days after such person acquiring any interest has furnished Lessee with the instrument, instruments or certified copies thereof, constituting his chain of title from the original Lessor. A permitted assignment by Lessee shall, to the extent of each assignment, relieve and discharge Lessee of any obligation hereunder accruing after the date of such assignment, but shall not in any respect relieve Lessee of any liabilities which accrued prior to the effective time of such permitted assignment.

                   14. Lessee shall have free use of a reasonable amount of water from the Leased Land (except water from Lessor’s wells, tanks and reservoirs) exclusively for Lessee’s operations hereunder, but not for sale or use on other property or minerals owned by third parties. Exploration, solution mining and restoration operations wherever situated on the Leased Land shall be conducted so as not to damage or destroy any water supply constructed by Lessor. In the event, however, that such activity, in order to properly explore, solution mine and develop said Leased Land should result in damage to or in destruction of any such water supply, if feasible in the opinion of Lessee, the Lessee, at his option, shall repair, restore or replace any such well, tank, reservoir or other water facility so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if not feasible then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained. Any such water facility so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed. Upon the termination of this Lease, any water wells or other facilities constructed and/or owned by Lessee with respect to water on the Leased Land, shall automatically be conveyed free of charge to Lessor; Lessee agrees to execute any additional documents which may be needed by Lessor to accomplish same. Lessee is prohibited from constructing a refinery or other plant facility on the Leased Land without the prior express written consent of Lessor after negotiating a mutually agreeable consideration for such right. Lessee shall not have the right to dispose of salt or waste water produced or obtained from off the Leased Land.

                   15. Lessor, or its duly authorized representatives, shall have the right at all reasonable times and at their own risk to enter into and upon the Leased Land and workings thereon for the purposes of examining and inspecting the same and ascertaining whether the terms and conditions of this Lease are being carried out and performed by Lessee, so long as such access or inspection does not interfere with the operations of Lessee; Lessor or his duly authorized representatives, shall at all reasonable times have access to production records, assays and evaluation of ore records, and all other records pertinent and necessary for substantiating the compliance of Lessee with the provisions of this Lease. Lessor shall at all times be entitled to full information covering all of Lessee’s operations on the Leased Land. To this end, Lessor, through its representative or representatives duly designated from time to time in writing, shall have free access to all operations conducted by Lessee upon the Leased Land and, at all reasonable times, to all of Lessee’s records and data pertaining thereto. Further, Lessee shall furnish Lessor concurrently with submission of such reports by Lessee to any and all governmental agencies having jurisdiction in connection with such operations. Lessee shall furnish Lessor with copies of logs, tests, analyses, assays, or other types of scientific or technical analyses of the Leased Substances, as well as copies of all records of testing operations, including copies of all reservoir studies performed including but not limited to pressure buildups, pressure draw downs, and reservoir limits testing in any formation. All such data shall be provided to Lessor within a reasonable time period following Lessee’s receipt thereof, provided that all accumulated data shall be provided on at least a quarterly basis. Lessee shall furnish to Lessor, within sixty (60) days of execution, copies of all contracts and agreements pertaining to the sale or disposition of Leased Substances from the Leased Land. In the event such contracts contain any provisions which would genuinely make such contracts confidential or trade secrets, Lessor agrees to hold such material confidential for a period of two (2) years after the delivery of same; provided, however, if Lessor requires such data to perform audit or to enforce Lessee’s compliance with this Lease, Lessor shall be permitted to use such information and disseminate same to its accountants, expert witnesses and attorneys subject to a reasonable confidentiality agreement or order consistent with the foregoing concepts in this paragraph. It is agreed and stipulated that neither the Lessee, its agents, employees, contractors or subcontractors, their agents or employees, shall at any time hunt or fish on the Leased land, nor shall they, or any of them, carry onto the Leased Land firearms or other equipment designed or adapted for such purpose. Lessee shall supervise its employees and agents to ensure that no illegal drugs or other controlled substances are ever brought onto or consumed on the Leased Land. Lessor, or its duly authorized representatives, shall have the right at all times to inspect vehicles entering upon or leaving the Leased Land for the purpose of ascertaining whether the provisions of this paragraph are being carried out.

                   16. Lessee agrees to conduct its mining operations on the Leased Land in a prudent and workmanlike manner, abiding by all applicable State and Federal Laws, rules and regulations. In addition, Lessee agrees to make payment for surface usage according to the following.

a.

To pay Lessor the sum of fifty dollars ($50.00) per exploration test hole drilled by Lessee as FULL COMPENSATION for all damages to grass, crops and land that occur during any exploration drilling operation.

b.

Within sixty (60) days from the date any acreage is actually taken out of use by Lessee, to pay to the Lessor owning the surface to that particular acreage taken out of use, a one time sum of six hundred fifty dollars ($650.00) per acre.

c.	Insure all welt holes will be filled, plugged, and covered with top soil as required.

d.

Once solution mining operations have ceased on said Leased Land and restoration has been completed, with Lessee receiving FULL release from the governing authority, Lessee shall return the surface configuration of the land so used to as near the condition that existed immediately prior to Lessees operations described herein and to deep plow the area disturbed, by methods common to the area; if acreage is used for grazing purposes Lessee shall reseed the area so plowed to prevent erosion with seed selected by Lessor that is consistent with the surrounding area.

e.

It is agreed and stipulated that no exploring or mining shall be conducted, nor any facilities necessary to the same, constructed within three hundred (300) feet of the main dwelling place or appurtenant structures thereto, or any commercial buildings constructed thereon, unless the consent of Lessor, in writing, shall have been first obtained.

                   Lessee agrees to pay to Lessor in Duval County, Texas, for the actual damages, if any, resulting to the ranch roadways used by Lessee, fences, gates, cattle guards, houses, barns, windmills, tanks and other structures, trees, grass, crops, cattle and livestock caused by Lessee’s operations or occasioned by reason of such operations or such damages as Lessor may incur by reason of Lessee’s failure to comply with the terms of this Lease.

                   All payments made under this Lease for surface usage shall be based on the actual acreage disturbed, rendered unharvestable or made unusable for pasture, including the damage to any remainder thereof, and will be paid on a per acre basis, or portion thereof. If Lessor owns a lesser interest in the surface of the lands covered by this Lease less than the entire fee simple estate, then any payment herein provided to be made to Lessor which relates to the surface shall be proportionately reduced.

                   Lessee shall deal directly with any surface tenants and pay damages to them for use of the surface estate of the Leased Land separate and apart from the damages specified above to be paid to Lessor. In no event shall Lessee be responsible to pay both Lessor and its surface tenants for the same damages to any particular portion of the Leased Land.

                   17. Lessee shall endeavor to locate any road on the Leased Land at places mutually agreeable to both Lessor and Lessee, consistent with Lessee’s operations. Lessor shall not make unreasonable objections to the location that will cause undue restrictions or added costs to Lessee. All roads shall be constructed and maintained in such a manner as to bear the traffic necessary to Lessee’s operations, and so as not to be a barrier to the natural drainage of the site. Upon cessation of operations by Lessee and the termination of this Lease, all roads so constructed shall become the property of Lessor except, however, that the Lessor reserves the option and privilege of requiring Lessee to remove said road material from said Leased Land and to plow the surface below ordinary plow depth by methods common to the area. Such option MUST be exercised in writing by Lessor within ninety (90) days after the termination of this Lease. Lessor shall have the right, at his own risk, to use any such road so constructed by Lessee for Lessee’s use so long as this use does not interfere with the Lessee’s use thereof.

                   18. Lessee shall keep all exterior gates on the Leased Land closed and locked except for the ability to gain immediate access to and egress from the Leased Land. Upon reasonable request from Lessor, Lessee shall maintain at its expense a property guard at Lessee’s main access gate to the Leased Land, who shall maintain a traffic log and attempt in good faith to prevent trespassing on the Leased Land. If there are FENCES located on the Leased Land and Lessee finds it necessary to cut any fence or fences for the purpose of passage, Lessee agrees that prior to cutting such fence there will be installed and braced heavy “corner-type” posts at each end of the opening to be made, to which the fence wire will be securely fastened in such a manner as to prevent sagging; Lessee will install a gate of a quality acceptable to Lessor in each such opening; in the event Lessee desires that such opening provide uninterrupted ingress and egress, then Lessee shall install therein cattle guards of sufficient size and substance to bear the type of traffic necessary for its operations and capable of turning all domestic livestock. If there is livestock on said Leased Land, Lessee agrees to properly fence all pits, fixed machinery and other hazards which it may dig, bore or construct on the Leased Land so as not to present a hazard to such livestock. Lessee agrees to bury all pipelines, if requested by Lessor, except those contained within a fenced area, enclosure or wellfield, so that the top thereof is of sufficient depth so as not to interfere with the surface operations of Lessor.

                   19. Lessee shall have the right at any time during or within one hundred and eighty (180) days after the termination or expiration of this Lease to remove all property and fixtures placed by Lessee on said Leased Land. In the event the Primary and Renewal Term of this Lease have expired and complete restoration has not been accomplished by Lessee, Lessee shall have the right of ingress and egress over existing roads, to the acreage containing plant, well field, monitor wells and other facilities associated with Lessee’s operations, to complete the required restoration of the Leased Land, without additional compensation, in accordance with Federal and State regulations.

                   20. LESSEE AGREES TO INDEMNIFY, PROTECT AND HOLD LESSOR HARMLESS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COSTS, (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY’S FEES), EXPENSES, DAMAGES, LOSSES AND CAUSES OF ACTION OR SUITS FOR DAMAGES ARISING OUT OF INJURY TO PERSONS (INCLUDING DEATH) AND INJURY OR DAMAGE TO OR LOSS OF ANY PROPERTY OR IMPROVEMENTS CAUSED BY LESSEE, ITS AGENTS, EMPLOYEES, SERVANTS, CONTRACTORS OR ANY PERSON ACTING UNDER ITS DIRECTION OR CONTRACT. FURTHER, LESSOR SHALL NEVER BE LIABLE FOR ANY CLAIMS, DEMANDS, COSTS, EXPENSES, DAMAGES, LOSSES AND CAUSES OF ACTION OR SUITS FOR DAMAGES BECAUSE OF INJURY TO PERSONS OR PROPERTY ARISING OUT OF ACTS OR OMISSIONS OF LESSEE, ITS AGENTS, EMPLOYEES, SERVANTS, CONTRACTORS, OR ANY PERSON ACTING UNDER ITS DIRECTION AND CONTROL ON THE LEASED LAND. As used in this Lease, the term “Hazardous Materials” means any substance defined or identified as a hazardous, extra hazardous or toxic substance, waste, or material under any applicable federal, state, or local statute or regulation. “Remedial Work” is defined as any site investigation or monitoring, any cleanup, containment, remedial, removal, or restoration work performed in response to any federal, state or local government authority or private attorney general action, or pursuant to any federal, state or local statute, rule regulation or other laws. Lessee agrees (1) to remove from the Leased Land, if, as and when required by law, any Hazardous Materials placed or released thereon by Lessee, (2) to perform remedial work where the need therefore arises as a result of and if caused by Lessee’s operations or activities on the Leased Land, and (3) to comply in all respects with all federal, state and local governmental laws and regulations governing operations by Lessee and remedial work on or associated with the Leased Land required as a result of Lessee’s operations hereunder. Such remedial work shall be performed by one or more contractors selected by Lessee and approved in advance by Lessor and under the supervision of a consulting engineer selected by Lessee and approved in advance by Lessor. All costs and expenses of remedial work made necessary by Lessee’s operations shall be paid by Lessee, including, without limitation, the charges of such contractors and/or the consulting engineer and Lessor’s reasonable attorneys’ fees and costs incurred in connection with the monitoring or review of remedial work. If Lessee shall fail to timely commence or cause to be commenced, or fail to diligently prosecute to completion, such remedial work, Lessor may, but shall not be required to, cause such remedial work to be performed. Lessee promises to notify Lessor of any claim or other action by any governmental agency or other third party involving the actual or alleged existence of hazardous materials on the Leased Land and to provide Lessor with copies of (1) any notice of any release of Hazardous Materials given to Lessee pursuant to any law or regulation and (2) any report of and response to any such incident. LESSEE AGREES TO INDEMNIFY, PAY AND PROTECT, DEFEND AND SAVE LESSOR HARMLESS FROM ALL CLAIMS, LIABILITIES, FEES AND EXPENSES OF ANY KIND THAT ARISE FROM THE PRESENCE OR RELEASE OF ANY HAZARDOUS MATERIAL WHERE SUCH PRESENCE OR RELEASE RESULTS FROM AND IS CAUSED BY LESSEE’S OPERATIONS ON THE LEASED LAND OR THE OPERATIONS OF ANY ASSIGNEE OR SUCCESSOR OF LESSEE WHO HAS NOT BEEN PREVIOUSLY APPROVED IN WRITING BY LESSOR. It is expressly understood that such approval of assignees or successors of Lessee will not be unreasonably withheld and will in all cases be granted in the case of assignees or successors who are financially responsible and experienced in the uranium mining industry. This indemnification shall include costs in connection with any such remedial work required as a result of Lessee’s operations hereunder when performed by Lessor or any third party in response to any federal, state or local governmental authority, laws or regulations, due and payable upon demand for same by Lessor.

                   21. Lessee shall not be liable for delays or defaults in its performance of any agreement or covenant hereunder due to force majeure. The term “FORCE MAJEURE” as employed herein shall mean: any act of God, including but not limited to storms, floods, washouts, landslides and lightning; acts of the public enemy; wars, blockades, insurrections or riots; strikes or lockouts; epidemics or quarantine regulations; laws, acts, orders or requests of federal, state, municipal or other governmental officers or agents acting under color of authority; freight embargoes or failures; exhaustion, unavailability or delays of any product, labor, service or material. If Lessee is prevented from conducting or required to cease operations directed toward establishment or re-establishment of production or producing operations by any order, decree, direction, inaction or denial of permit by and federal, state or municipal law, executive order, rule, regulation or request enacted or promulgated under color of authority on said Leased Land, or if Lessee by other types of force majeure is prevented from conducting operations directed toward establishment or re-establishment of production or producing operations, then until such time as law, order, rule, regulations, request or other force majeure is terminated or the permit issued and for a period of ninety (90) days after such termination of issuance, each and every provision of this Lease that might operate to terminate it or the estate conveyed by it shall be suspended and inoperative, and this Lease shall continue in full force and effect. If any period of suspension occurs during the Primary or Renewal Term, the time thereof shall be added to such term with continuing payment of annual Rental, Shut-in Royalty or Royalty consistent with the applicable term for such period of suspension.

                   22. Lessee shall have the right to terminate this Lease at any time or times during the term hereof, as to the Leased Substances underlying all or any one or more parts of the Leased Land, by delivering or mailing to Lessor written notice stating such intention to terminate and describing the parts of the Leased Land, if less than all, as to which the termination applies. The termination shall take effect upon the date specified in the notice, or, if no date is specified upon the date on which the date is given. Upon such termination, all right, title, interest and obligations of Lessee hereunder in and to the Leased Land specified in the notice shall terminate, except obligations which then have accrued and/or which have not been paid or performed. If the notice specifies that this Lease is hereby being terminated as to the Leased Substances underlying a part, and less than all, of the Leased Land, this Lease shall continue in effect as to the Leased Substances underlying all parts of the Leased Land except the part or parts so specified. Forthwith after delivery of the notice of termination, Lessee shall execute and record in Duval County, Texas a formal release of this Lease as to the parts of the Leased Land described in the notice and provide promptly a copy thereof to Lessor.

                   23. This Lease is executed without warranty by Lessor, either express or implied. If Lessor owns an interest in the Leased Substances in and under the Leased Land less than the entire fee simple estate therein, then the rentals and royalties herein provided shall be reduced proportionately. Lessee, at its option, may discharge any tax, mortgage or other lien upon the Leased Land, and in the event Lessee does so, it shall be subrogated to such liens with the right to enforce same and apply Rentals, Shut-in Royalty or Royalty payments accruing hereunder toward satisfying same. Lessee shall be responsible for any incremental appreciation in ad valorem tax value of the Leased land which is attributable to Lessee’s operations on the Leased Land.

                   24.  {INTENTIONALLY OMITTED.}

                   25. Any tax based on production of the herein named Leased Substances shall be borne by Lessor and Lessee in the same proportion that each party shares in the ownership of such Leased Substances hereunder.

                   26. The covenants made by Lessee herein shall govern its obligations hereunder, and to the extent such express covenants conflict with any covenants implied by law such express covenants shall control. In the event any obligation of Lessee is covered by a covenant implied by law as of the date of execution of this Lease Agreement but which is not covered by any express covenant herein, the terms of such implied covenant shall be binding upon Lessee.

                   27. Lessee’s operations hereunder shall be in compliance with all valid and applicable laws, rules and regulations, both Federal and State, and any agency thereof. All notices required to be given under the terms of this Lease, including the submission of all depository, tax payor/ee or other information, shall be given to the following persons who are designated Lessor’s and Lessee’s respective agents:

(a)	La Palangana Ranch Management, L.L.C.

c/o Mr. Charlie Ragland, Co-Manager
P.O. Box 646
Hempstead, TX 77445
Telephone: 979-921-0343
Telecopier: 979-921-0343

c/o Ms. Rachel Porter, Co-Manager
104 Fleetwood
San Antonio, TX 78232
Telephone: 210-437-0321

c/o Ms. Carole Speed, Co-Manager
247 Pin Oak Trail
New Braunfels, TX 78132
Telephone: 830-226-5034

c/o Mr. Robert Williams, Co-Manager
P.O. Box 23349
Silverthorne, CO 80498
Telephone: 970-390-6143

with a copy to:

Mr. Dan C. Perry Perry & Kellogg, LLP
7801 Broadway, Suite 200
San Antonio, Texas 78209
Telephone: (210) 821-3377
Telecopier: (210) 821-3388

(b)	Everest Resource Company

Attn: Mr. Tom M. Crain, Jr., Vice-President
Post Office Box 1339
Corpus Christi, Texas 78403
Telephone: 361-883-2831
Telecopier: 361-883-9628

KDH Operations Ltd.
Attn: Mr. Tom M. Crain, Jr.
Post Office Box 1339
Corpus Christi, Texas 78403
Telephone: 361-883-2831
Telecopier: 361-883-9628

Either party hereto may from time to time designate in writing a different address or agent for the giving of any notice hereunder.

                   Lessee agrees to further designate in writing, mailed or delivered to Lessor, or give notice in person to Lessor of the person or persons to be present from time to time on the Leased land as current operations are being conducted with whom Lessor may handle directly any claim resulting in injury and damage to livestock, surface area or improvements on the Leased Land occasioned by or arising from Lessee’s operations or other activity on the Leased Land. In regard to notice of surface use or damages, Lessor shall be entitled to reasonable prior notice of such operations.

                   28. This Agreement shall be construed in accordance with and governed by the laws of the state of Texas, and venue for any cause of action brought hereunder shall be in the state district court of Duval County, Texas.

                   29. If any term or provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

                   30. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, and shall constitute a covenant running with the lands, leases and interests covered by this Agreement.

                   31. This Agreement sets forth the entire agreement between Lessor and Lessee, and supersedes and subsumes all prior writings, drafts, letters and oral understandings between Lessor and Lessee.

                   32. Lessee agrees to file this Lease Agreement of record in Duval County, Texas, and to provide Lessor with a certified copy of the recorded counterpart thereof.

                   33. As to all of its operations hereunder, Lessee shall carry for the benefit and protection of Lessor Comprehensive General Liability Insurance, including contractual liability, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage. Lessor shall be named as a loss payee under such policy, and Lessor shall be entitled to not less than 20-days notice of any cancellation thereof. Lessee shall provide copies of such policy and certificates evidencing the above insurance coverage to Lessor.

                   IN WITNESS WHEREOF, the parties hereto have executed the foregoing In-Situ Uranium Mining Lease as of the day and year first written above.

LESSOR:

LA PALANGANA RANCH MANAGEMENT, L.L.C.

By:	”Carol A. Speed”
Carole A. Speed, Co-Manager

LESSEE:

EVEREST RESOURCE COMPANY
By:	”Tom Crain”
Tom M. Crain, Jr., Vice President

KDH OPERATIONS LTD.,
By:	KDH MANAGEMENT LLC,
General Partner

By:	”Kaye D. Holt
Kaye D. Holt

Its:	President

STATE OF TEXAS	§
COUNTY OF BEXAR	§

                   This instrument was acknowledged before me on the _24th_ day of March, 2005, by Carole Speed in her capacity as a Co-Manager of La Palangana Ranch Management, LLC, a Texas limited liability company, on behalf of said limited liability company.

                   ”Lisa D. Scalf”
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
COUNTY OF NUECES	§

                   This instrument was acknowledged before me on the 31stday of March, 2005, by Tom M. Crain, Jr., in his capacity of Vice President of Everest Resource Company, a Texas corporation, on behalf of said corporation.

             ”Karen L. Paige”
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
COUNTY OF NUECES	§

                   This instrument was acknowledged before me on the 1st day of  April, 2005, by Kaye D. Holt , in the capacity of  President  KDH Management, LLC, a Texas limited liability company, general partner of KDH Operations Ltd., a Texas limited partnership and acknowledged to me that she executed the foregoing instrument on behalf of said limited partnership in the capacity and for the purposes and consideration expressed therein.

              ”Karen L. Paige”
NOTARY PUBLIC, State of Texas

088734

REG.___✓______

IND.D.___✓______

R.___✓______

COM.___✓______

C.O. ___✓______

FILED FOR RECORD

2005 APR 11 PM 1:31

OSCAR GARCIA, JR.
COUNTY CLERK DUVAL COUNTY

BY: "Ana L. Bae"
Deputy

"$43.00
pd."

"(1) Filed & Return to:
Everest Resources Company
PO Box 1339
Corpus Christie Tx 78403"

STATE OF TEXAS COUNTY OF DUVAL

I hereby certify that this instrument was filed on the date and time stamped hereon by me and was duly recorded in the OFFICIAL RECORDS of Duval County, Texas.

VOL. 393 PAGE 474-490

APRIL 12, 2005
Recording Date

Oscar Garcia Jr.
County Clerk Duval County